Exhibit 14.1

SMG INDIUM RESOURCES, LTD.

AMENDED AND RESTATED CODE OF CONDUCT AND ETHICS

OVERVIEW

This Code of Conduct and Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of SMG Indium Resources, Ltd. and its subsidiaries (referred to in this Code as the “Company”). No director, officer or employee shall effect or participate in any activity, arrangement or transaction which will, directly or indirectly, result in any action prohibited by this code

PRINCIPLES

Complying with Laws, Regulations, Policies and Procedures

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

Conflicts of Interest

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “conflict of interest” exists whenever an individual’s private or business interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Company employees are encouraged to utilize the Company’s products and services, but this should generally be done on an arm’s length basis and in compliance with applicable law.

All directors, officers and employees of the Company are obligated to disclose potential and actual conflicts of interest as and when they arise. Subject to any pre-existing fiduciary duty which exists prior to the time of becoming a director, officer or employee of the Company, all directors, officers and employees of the Company are prohibited from participating in any transaction that is or may pose a conflict of interest with the Company without the prior written consent of the Company.

If a conflict of interest shall arise, our directors, officers and employees shall act in a manner expected to advance and protect the Company’s interests, subject to any pre-existing fiduciary duties. Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management, the board of directors or company counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Corporate Opportunities

Directors, officers and employees are prohibited from (a) taking for themselves personal opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) subject to pre-existing fiduciary obligations, competing with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is specifically authorized by the board of directors or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be material to investors or of use to competitors of the Company or harmful to the Company or its customers or employees if disclosed.

Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Protection and Proper Use of the Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely and not contain any known material misrepresentation or omission. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

Inside Information and Securities Trading

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for stock trading purposes or for any purpose unrelated to the Company's business. It is also against the law to trade or to "tip" others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company stock, options in the Company stock or the stock of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, competitors and potential business partners). In addition to employees, these rules apply to an employee's spouse, children, parents and siblings, as well as any other family members living in the employee's home.

As a general rule, directors, officers and employees and family members should not engage in any of the following activities with respect to the Company’s securities: trading on a short term basis (open market purchases should be held for a minimum of three months), short sales, use of the Company’s securities to secure debt without the Policy Administrators permission and transactions in options, straddles, collars or other similar risk reduction devises.

All directors and officers must pre-clear all transactions in the Company’s securities with the Company’s President including any Rule10b5-1 Plans under the Securities and Exchange Act of 1934

Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of directors.

Improper Influence on Conduct of Audits

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company if that person knows or should know that such action, if successful, could result in rendering the Company's financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

•	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;
•	Providing an auditor with an inaccurate or misleading legal analysis;
•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;
•	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;
•	Blackmailing; and
•	Making physical threats.

Bribery and Kickbacks

No director, officer or employee shall directly or indirectly offer, give, solicit or accept any money, privilege, special benefit, gift or other item of value for the purpose of obtaining, retaining or directing business, or bestowing or receiving any kind of special or favored treatment.

Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act (FCPA). Directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

Dealing with Government Officials

Dealings with government official must conform to the following:

•	No payment shall be made to, or for the benefit of, any public official in order to induce or entice such official to enact, defeat or violate any law or regulation for the Company’s benefit; to influence any official act; or to obtain any favorable action by a government agency or official on behalf of the Company.

The Company may pay the reasonable expenses of a public official to attend conferences, meetings and symposia or similar venues if in compliances with federal, State and local laws and the laws of any applicable non-jurisdiction, including lobby laws.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Reporting Illegal or Unethical Behavior

Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Chief Executive Officer or the President of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact directly any of the Company’s outside directors.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company’s Chairman of the Audit Committee. Subject to their legal duties, the Chairman will treat such submissions confidentially.

Investigation of Violations

If the Company receives information regarding an alleged violation of this Code, an investigation should be conducted in accordance with the following procedures: (i) evaluate such information as to gravity and credibility; (ii) initiate a formal investigation; (iii) prepare a report of the results including recommendations as to the disposition of such matter; and (iv) report the results of the investigation to the board of directors or one of its committee.

Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

Amendment, Modification and Waiver

This code may be amended or modified by the board of directors of the Company. Only the board of directors or a committee of the board of directors with specific delegated authority may grant waivers of this Code of Conduct and Ethics. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934 and the rules thereunder.

Disciplinary Measures

Violation of this Code of Conduct and Ethics is grounds for disciplinary action up to and including termination of employment and restitution. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

Attached hereto is the Code of Conduct and Ethics applicable to all directors, officers and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code of Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Disclose to the CEO and the Board of Directors of the Company any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

3. Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports and press releases.

4. Comply with laws, rules and regulations of federal, state and local governments applicable to the Company and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6. Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7. Share knowledge and maintain skills important and relevant to the needs of the Company, its stockholders and other constituencies and the general public.

8. Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9. Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10. Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.

11. Comply in all respects with the Company’s Code of Conduct and Ethics.

12. Advance the Company’s legitimate interests when the opportunity arises.

13. Ensure that all material facts and information concerning any “related party” transaction is disclosed to the Board of Directors, or a designated committee of the Board. A related party is an director, officer, nominee for election as director or shareholder, or any member of the immediate family of any of the foregoing persons, who is known to hold more than five percent of any class of the Company’s voting class of securities. A related party also includes any entity that is affiliated with a director, officer, a nominee for election as director or significant shareholder.

14. Consult with the Audit Committee on a regular basis about (i) the Company’s internal financial reporting and disclosure controls, (2) quarterly and annual reports and any press releases and (iii) matters that could compromise the integrity of the Company’s financial reports, evidence disagreements on accounting matters and or constitute a violation of the Code.

The Board of Directors will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Board of Directors of the Company. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the Board of Directors.

OFFICER’S CERTIFICATION

I have read and understand the foregoing Code of Conduct and Ethics. I hereby certify that I am in compliance with the foregoing Code of Conduct and Ethics and I will comply with the Code in the future. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

Dated: _______________________________	/s/
Name: